Exhibit 14.1

Code of Ethics and Business Conduct Policy

Green Energy Live, Inc. 1740 44th St., Suite 5-230 Wyoming MI 48519	Policy and Procedure Manual
Document ID: Admin-300
Effective Date: January 2010
Last Review: April 2010
Total Number of Pages: 6

Overview

This policy describes the code of conduct expected of all employees and Directors. It is general and not intended to be all-inclusive.  Please read our code and follow it.

Policy

The organization (we) are committed to being an ethical and responsible member of society.  In order to ensure the highest standards of ethics, honesty, governance, and integrity are maintained, we have adopted this Code of Ethics Policy.  We refer to the elements of this policy as our Code.   Our Code provides the guidelines and standards for acceptable business conduct.

It is our policy that all employees and directors shall abide by and comply with the Organization’s Code.

An employee that believes they have discovered a matter that appears to be in violation of the Code has a duty to report the matter.  This matter may be reported to the employee’s supervisor other management level employee.

We have also adopted a Whistleblower policy to ensure that employees reporting a genuine concern or complaint will not be discriminated or retaliated against and have the opportunity to make such reports anonymously.

Applicable Laws

The conduct of the Company and its employees are to be in compliance with the laws and regulations relating to the companies business.

Any employee, officer or director involved in court or other similar proceedings arising out of his or her employment with, or service to, the Company is expected to abide by the rules, cooperate with the orders of, and not in any way commit perjury or obstruction of justice. All Company employees must, at a minimum, comply with all applicable laws that relate to the conduct of our business in the relevant jurisdiction.

Generally Accepted Accounting Principles (GAAP)

Generally Accepted Accounting Principles are accounting principles that are considered to have substantial authoritative support.  Pronouncements made by the Financial Accounting Standards Board (FASB) are considered GAAP.  You can learn more about GAAP and FASB at http://www.fasb.org.  All company records are to be in compliance with Generally Accepted Accounting Principles and Securities and Exchange Commission laws and regulations.

Employees are expected to maintain accurate and reliable corporate records that comply with GAAP, the SEC, and Company policies and procedures.

The Company CEO, Financial Officer, and others identified by the CEO have specific legal obligations to ensure the Company provides full, fair, accurate, timely, and understandable financial reports and internal controls.

Equal Employment Opportunity

We do not tolerate unlawful discrimination or harassment of any kind.  Employment here is based solely on your merit and qualifications.

Moral and Ethical Standards

All employees are expected to adhere to sound moral and ethical standards.

Loyalty

All employees and Directors have a duty of loyalty to the Company and may not take personal advantage of any opportunity that properly belongs to the Company.

Kickbacks and Gratuities

The Company considers it to be unethical and illegal for any employee to accept or offer payment, gift, gratuity, or employment to or from vendors, contractors, or government officials as an inducement for preferential treatment.  All offers for kickback and gratuity shall be reported to the Chief Executive Officer.

The Company does not consider the giving or acceptance of a ball cap, tee shirt, jacket, an occasional lunch, game of golf, or the like with non government officials to be a kickback, gift or gratuity for the purpose of this policy.

Conflicts of Interest

The best interests of the Company are expected to be foremost in the minds of our employees, officers, and directors as they perform their duties.  No employee shall be, potentially be, or appear to be, subject to influences, interests, or relationships, which conflict with the best interests of the Company.

Employees, without prior approval of the CEO, may not serve as an Officer, Director, manager, employee, or agent of any company that is a competitor, supplier, or customer of the Company.

Employees should not engage in outside interests that divert time and attention from properly attending to Company affairs during Company time.

The Company does not make loans to or guarantee obligations of Company Officers and Directors.

Improper Influence on Conduct of Audits

No officer, director, or any other person acting under the direction thereof, shall take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading.  Examples of such behavior include, but are not limited to:

Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.

Providing an auditor with an inaccurate or misleading legal analysis.

Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting.

Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting.

Blackmailing, and Making physical threats.

Confidential Information

Employees and Directors may not divulge confidential or proprietary information except as authorized by the CEO.

Employee Privacy

The Company is committed to protecting the privacy of its employees.  This includes employee data maintained by the company.  Employee data will primarily be used to support Company operations, provide employee benefits, and comply with laws and regulations.  The Company and all employees are expected to comply with all data protection laws, regulations, and Company policies.

Insider Trading

Federal securities laws prohibit the buying or selling of stock in the presence of “inside information” or information that is not known or disclosed to the public.  Members of the Company Board of Directors, Officers and employees may not engage in the trading of Company stock or advise others on the trading of Company stock on the basis of, or in the presence of, inside information.  Company Directors, Officers and employees may also not engage in “selective disclosure” with individuals who may benefit from, or may advise others to benefit from, the disclosure.

Computing Resources, Email, and the Internet

All Internet related services are intended to be used for company business.  All information on company computer systems, including electronic mail, is the property of the Company.  To ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages if such inspection and disclosure is made for legitimate business purposes or as necessary to protect the rights and property of the Company.

Use of computing resources to offend or harass others is not acceptable and prohibited. Employees, who use the Internet to access sites that contain offensive materials related to sex, race, or other protected categories, or who otherwise violate these prohibitions, will be subject to termination.  Personal use of computing resources Internet access is limited to lunch and official break times.  Excessive personal use of computing resources will be subject to disciplinary measures, leading up to termination.

Political Activities

The Company considers itself an apolitical organization.  As such, no Company funds or assets will be contributed or used for the purpose of influencing any election without the approval of the Company Board of Directors.  This policy does not prohibit Company participation in trade or special interest organizations. Employees must limit their political activities to time away from the Company business hours and must not represent themselves as company employees endorsing any political cause or candidate.

Safety and the Environment

The Company is committed to full compliance with all safety and environmental laws and regulations.  All employees are expected to comply with these laws, regulations and Company policies.

Drugs and Alcohol

Illegal drugs at our workplaces or sponsored events are strictly prohibited.  We do not permit the use of alcohol during work and we urge caution not to consume alcohol in a way that leads to inappropriate behavior, impaired performance, or endangers the safety of others.

Anti Trust

Any planning or acting together with competitors about the nature, extent, or means of competition is a violation of Company policy and anti trust laws.  This includes, but is not limited to, price fixing, sales or production quotas, geographic competition, and boycotts.

Timeliness

All employees are expected to carry out their assigned duties in a timely manner.

Compliance Procedures

Any employee who knows, or has reason to believe, of violations to this Code or other company policies and procedures is expected to promptly report the violation to:

Gregg Jaclin
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
732-409-1212 Phone
732-577-1188 Fax

Reporting may be anonymous.  No employee will be subject to retaliation, discrimination, or other adverse treatment for reporting known or suspected violations of this and other Company policies and procedures.

Each year, Company Officers are required to state in writing that they have no knowledge of material violations to this and other Company policies other than those that may have been previously reported, if any.

As part of its regular auditing procedures, the Company audit committee will periodically review internal policies and procedures and report their finding to executive management.

The Company’s external auditors are also expected to report in writing any known or suspected violations of this and other Company policies.

The company discloses this Code of Ethics on its web site in addition to all other filing requirements.

Whistleblower and Protected Disclosure Policy

Green Energy Live, Inc. 1740 44th St., Suite 5-230 Wyoming MI 48519	Policy and Procedure Manual
Document ID: Admin-310
Effective Date: January 2010
Last Review: April 2010
Total Number of Pages: 2

Purpose

The purpose of this document is to describe the Organization’s policy relating to whistleblowing. This policy is designed to provide a mechanism for employees to “blow the whistle” or address complaints on activities contrary to the Organization’s Code (protected disclosures) while at the same time protecting employees from retaliation for whistleblowing.

Policy

A whistleblower is a person or entity that makes a complaint relating to a protected disclosure.  A protected disclosure is a communication made in good faith that discloses a potential violation of the Organizations Code of Ethics and Business Conduct Policy (the Code).  The disclosure may be related to suspected violations of laws, regulations, ethics, or the Organization’s policies.

It is the policy of the Organization that any employee suspecting, in good faith, that a violation of the Code has, will, or may likely occur has a duty to report the violation to the Organization and that they shall be able to do so without fear of retaliation, harassment,  or dismissal.

Generally, complaints relating to violations of the Code should be made to the employee’s supervisor or other management level employee’s.

If you are not comfortable making a genuine complaint about a violation of the Organization’s Code for any reason, or if you are not satisfied with the Organization’s response, the Organization has a mechanism for you to pursue the matter, and to do so anonymously if you prefer. It is the Organization’s policy to provide a Whistleblower Complaint Procedure to ensure the anonymity of the employee making or elevating such complaint.

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It is the policy of the Organization that the Organization’s Audit Committee or General Council shall receive and investigate whistleblower complaints.

Protection under this policy does not extend to false or bogus allegations knowingly made by a whistleblower.  Person making allegations in bad faith or intention may be subject to disciplinary actions.

Procedures

To File a Whistleblower Complaint:

Send mail to the Organization’s General Counsel at:
Gregg Jaclin
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
732-409-1212 Phone
732-577-1188 Fax

Or

Send mail to the Organization’s Audit Committee at:
Bob Rosen
8880 S.W. 67th Court
Miami, Florida 33156-1700
rosenbob@hotmail.com
305-669-1111 phone
305-667-1111 fax

Responsibilities

It is the responsibility of all Directors and Employees to comply with the organizations Code and to report any suspected violations of our policies.

It is the responsibility of the Audit Committee or General Counsel to maintain a log of all protected disclosure complaints tracking their receipt, investigation, and resolution.  The log shall be kept according to the Records Management Policy.

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